Exhibit 99.3
EMULEX CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On August 25, 2010, Emulex Corporation, a Delaware corporation (Emulex or the Company), completed its acquisition of ServerEngines Corporation, a Delaware corporation (ServerEngines) pursuant to the terms of an Agreement and Plan of Merger, dated June 7, 2010, by and among the Company, Tortuga Electronics LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (Merger Sub), ServerEngines, and the stockholder agent named therein (Merger Agreement). The acquisition was completed through the merger of ServerEngines with and into Merger Sub (Merger), with Merger Sub surviving as a wholly owned subsidiary of the Company. The acquisition of ServerEngines, a privately held fabless semiconductor company located in Sunnyvale, California, adds to Emulex’s product portfolio the BladeEngine™ family of 10 gigabit per second (Gb/s) Ethernet Application Specific Integrated Circuits (ASICs), which provide a best-of-breed performance, and are architected to meet the cost and footprint requirements for local area network on motherboard (LOM) applications. In addition, the merger will add the ServerEngines’ Pilot™ family of Server Management Controllers, which reside on the motherboard, enabling remote IP based “lights out” management capabilities. As a result of the Merger, ServerEngines is now a wholly owned subsidiary of Emulex.
The following unaudited pro forma condensed combined statement of operations for the three months ended September 26, 2010 and the fiscal year ended June 27, 2010 are based on the historical financial statements of Emulex and ServerEngines after giving effect to the Merger using the purchase method of accounting.
The determination and allocation of the purchase price is based upon preliminary estimates of the fair value of assets acquired and liabilities assumed in accordance with Accounting Standards Codification (ASC) 805, “Business Combinations.” Under the acquisition method of accounting, the total estimated purchase price is allocated to ServerEngines’ net assets based on their estimated fair values as of the consummation date. All purchase accounting allocations presented herein, including but not limited to intangibles, goodwill and deferred income taxes, are presented on a preliminary basis and are subject to future revision upon finalization of valuation reports from independent third parties.
Emulex and ServerEngines have different fiscal year ends and quarter ends. The unaudited pro forma condensed combined statement of operations for the three months ended September 26, 2010 gives effect to the acquisition as if it had occurred on June 29, 2009, which is the first day of Emulex’s fiscal 2010. Emulex’s historical data was derived from the condensed consolidated statement of operations for the three months ended September 26, 2010. ServerEngines’ historical data includes unaudited results of operations from July 1, 2010 to August 25, 2010, the date of acquisition. The unaudited pro forma condensed combined statement of operations for the fiscal year ended June 27, 2010 gives effect to the acquisition as if it had occurred on June 29, 2009 which is the first day of Emulex’s fiscal 2010. Emulex’s historical data was derived from the consolidated statement of operations for the fiscal year ended June 27, 2010. Due to the different fiscal year ends, ServerEngines’ historical consolidated statement of operations was derived from the 12 months ended December 31, 2009, less the unaudited consolidated statement of operations for the six months ended June 30, 2009, plus the unaudited consolidated statement of operations for the six months ended June 30, 2010. The following pro forma condensed combined statement of operations include all adjustments that give effect to events that are directly attributable to the acquisition of ServerEngines, expected to have a continuing impact, and that are factually supportable. There is no pro forma balance sheet provided as the historical balance sheet of Emulex at September 26, 2010 included the merger.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of Emulex that would have been reported had the acquisitions occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of Emulex at any future date or the consolidated results of operations for any future period. Furthermore, no effect has been given in the unaudited pro forma condensed combined statements of operations for synergistic benefits or cost savings that may be realized through the combination of Emulex and ServerEngines or costs that may be incurred in integrating the two companies. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and related notes and management’s discussion and analysis of financial condition and results of operations of Emulex which are included in Emulex’s Annual Report on Form 10-K for the year ended June 27, 2010 and Emulex’s Quarterly Report on Form 10-Q for the three months ended September 26, 2010 and the historical financial statements and related notes of ServerEngines included in this Form 8-K/A.

Emulex Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share amounts)

	Historical
	For The Three Months Ended
	September 26,	July 1, 2010 to
	2010	August 25, 2010	Pro Forma
	Emulex	ServerEngines	Adjustments		Pro Forma
	Corporation	Corporation	(Note 3)		Combined
Net revenues	$103,097	$7,353	$(5,461	) A	$104,989
Cost of sales	45,702	4,548	2,749	B	49,531
			(3,468	) A

Gross profit	57,395	2,805	(4,742)		55,458

Operating expenses:
Engineering and development	38,264	4,182	(3,992	) C	38,371
			27	G
			(110	) D
Selling and marketing	12,709	165	—		12,874
General and administrative	17,619	354	(6,559	) C	10,805
			(609	) E
Amortization of other intangible assets	2,016	—	370	B	2,386

Total operating expenses	70,608	4,701	(10,873)		64,436

Operating loss	(13,213)	(1,896)	6,131		(8,978)
Nonoperating (expense) income, net:
Interest income	21	—	—		21
Interest expense	(375)	(482)	955	F	98
Other expense, net	(153)	—	—		(153)

Total nonoperating (expense) income, net	(507)	(482)	955		(34)

Loss before income taxes	(13,720)	(2,378)	7,086		(9,012)
Income tax benefit	(5,612)	—	(772	) H	(6,384)

Net loss	$(8,108)	$(2,378)	$7,858		$(2,628)

Net loss per share (Note 4):
Basic	$(0.10)				$(0.03)

Diluted	$(0.10)				$(0.03)

Number of shares used in per share computations:
Basic	82,321		4,880		87,201

Diluted	82,321		4,880		87,201

See accompanying notes to unaudited pro forma condensed combined financial statements.

Emulex Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share amounts)

	Historical
	For The Year Ended
	June 27, 2010	June 30, 2010	Pro Forma
	Emulex	ServerEngines	Adjustments		Pro Forma
	Corporation	Corporation	(Note 3)		Combined
Net revenues	$399,150	$27,797	$(4,010)	A	$422,937
Cost of sales	152,458	16,126	17,004	B	182,268
			(3,320)	A

Gross profit	246,692	11,671	(17,694)		240,669

Operating expenses:
Engineering and development	126,850	23,367	477	G	150,198
			(496)	D
Selling and marketing	56,554	1,178	5	G	57,737
General and administrative	50,454	1,596	(3,544)	E	48,521
			15	G
Amortization of other intangible assets	6,792	—	1,987	B	8,779

Total operating expenses	240,650	26,141	(1,556)		265,235

Operating income (loss)	6,042	(14,470)	(16,138)		(24,566)
Nonoperating income (expense), net:
Interest income	286	7	—		293
Interest expense	(7)	(2,907)	2,843	F	(71)
Other income (expense), net	23	9	—		32

Total nonoperating income (expense), net	302	(2,891)	2,843		254

Income (loss) before income taxes	6,344	(17,361)	(13,295)		(24,312)
Income tax (benefit) expense	(17,276)	41	(5,654)	H	(22,889)

Net income (loss)	$23,620	$(17,402)	$(7,641)		$(1,423)

Net income (loss) per share (Note 4):
Basic	$0.29				$(0.02)

Diluted	$0.29				$(0.02)

Number of shares used in per share computations:
Basic	80,097		7,527		87,624

Diluted	81,282				87,624

See accompanying notes to unaudited pro forma condensed combined financial statements.

EMULEX CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 Basis of Presentation
On August 25, 2010, the Company acquired 100% of the outstanding common stock of ServerEngines Corporation (ServerEngines), a privately-held, fabless semiconductor company located in Sunnyvale, California. The acquisition of ServerEngines is beneficial to the Company as it is expected that the combination of Emulex and ServerEngines’ technology creates a unique offering to deliver a input/output (I/O) connectivity to our customers as part of their converged networking solutions, including adapters, mezzanine cards and LAN on Motherboard (LOM) solutions. These benefits and additional opportunities were among the factors that contributed to a purchase price resulting in the recognition of preliminary estimated goodwill.
The Company allocated the purchase price of the acquired company to the net tangible assets and intangible assets acquired based upon their estimated fair values. Under the authoritative guidance for business combinations, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total merger-related transaction costs incurred by the Company were approximately $2.6 million, of which $2.0 million was incurred and recorded in general and administrative expenses in the year ended June 27, 2010, and $0.6 million was incurred and recorded in general and administrative expenses in the quarter ended September 26, 2010.
The aggregate preliminary purchase price was approximately $136.5 million and was comprised of the following:

(in thousands)
Cash	$54,791
Common stock	67,367
Contingent consideration	11,966
Options assumed	2,355

Net assets acquired	$136,479

Included in the common stock issued and contingent consideration is approximately 2.0 million shares of Emulex common stock to be held in escrow for up to 18 months from the acquisition date subject to certain standard representations and warranties defined in the Merger Agreement.
The contingent consideration relates to 4.0 million shares that are issuable upon achievement of two post-closing milestones. Approximately 2.5 million shares are tied to the employment of certain recipients, and are therefore accounted for as stock based compensation over the service period.
The Company has preliminarily allocated the purchase price to the assets acquired and liabilities assumed at estimated fair values. The excess of the purchase price over the aggregate fair values is recorded as goodwill. This allocation is subject to revision as the estimates of fair value of contingent consideration, inventory, identifiable intangible assets, and deferred taxes are based on preliminary information and the final pre-acquisition tax returns are not yet complete. The Company is in the process of obtaining third party valuations of certain assets. Thus, the allocation of the purchase price is subject to refinement. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

(in thousands)
Current assets, including cash acquired of $1,725	$7,457
Property and equipment	3,406
Other noncurrent assets	440
Intangible assets	145,880
Goodwill	79,062

Total assets acquired	236,245
Current liabilities	(70,863)
Noncurrent deferred tax liability	(27,758)
Accrued taxes	(1,145)

Total liabilities assumed	(99,766)

Total preliminary estimated purchase price allocation	$136,479

The current liabilities assumed of $70.9 million included approximately $26.9 million due to the founders of ServerEngines and approximately $26.4 million due to Emulex. These amounts were settled in conjunction with the acquisition.
The intangible assets acquired of approximately $145.9 million were preliminary determined, in accordance with the authoritative guidance for business combinations, based on the estimated fair values using valuation techniques consistent with the market approach, income approach and/or cost approach to measure fair value. The remaining useful lives were estimated based on the underlying agreements and/or the future economic benefit expected to be received from the assets. Of the approximately $145.9 million which was preliminarily assigned to acquired intangible assets, approximately $141.7 million was assigned to developed technology, approximately $1.5 million was assigned to a tradename, approximately $1.5 million was assigned to backlog, approximately $0.6 million was assigned to customer relationships, and approximately $0.6 million was assigned to covenants not to compete.
Intangible assets with identifiable lives are being amortized on a straight-line basis from the acquisition date over their estimated useful lives as follows:

Developed technology	8 years
Customer relationships	5 years
Covenants not to compete	2.5 years
Tradename	12 years
Backlog	10 months
Weighted-average amortization period	8 years
Significant assumptions and estimates have been made in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) while finalizing the valuations of the net tangible assets, intangible assets, and resultant goodwill. In particular, the final valuations by independent third parties of identifiable intangible and net tangible assets, deferred income taxes, and goodwill may change significantly from the preliminary estimates. These changes could result in material variances between the Company’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.
Note 2 Reclassifications
Certain ServerEngines’ current liabilities have been aggregated to conform to Emulex’s presentation.
Note 3 Pro Forma Adjustments
A.	To eliminate historical ServerEngines revenues and Emulex’s related costs of revenues derived from sales from ServerEngines to Emulex.
B.	To record estimated amortization expense based on the preliminary fair values of the intangible assets acquired in connection with the acquisition of ServerEngines (dollars in thousands):

	Estimated
	Amortization	Estimated
	For the three	Amortization
	months ended	For the year
	September 26,	ended June 27,
	2010	2010
Customer relationships	$30	$122
Covenants not to compete	55	220
Trade name	31	125
Backlog	455	1,520

	571	1,987
Less: Historical amortization expense	(201)	—

Total adjustment to amortization of other intangibles	$370	$1,987

Developed technology (amortized to cost of sales)	4,240	17,004
Less Historical developed technology amortized to cost of sales	(1,491)	—

Total adjustment to cost of sales for amortization of intangibles	$2,749	$17,004

     The historical amortization expense and historical developed technology amortized to cost of sales adjustments are to eliminate the amortization expense from August 26, 2010 to September 26, 2010 as Emulex’s historical financial statements already included these expenses.
C.	To eliminate contingent consideration accounted for as stock-based compensation expense as these charges are considered non-recurring.

D.	To eliminate amortization of deferred costs related to a pre-existing development and supply between Emulex and ServerEngines settled in connection with the acquisition.

E.	To eliminate transaction costs recognized by Emulex and ServerEngines as a result of the acquisition.

F.	To remove interest expense recognized on notes payable settled in connection with the acquisition:

	For the three
	months ended	For the year
	September 26,	ended June 27,
	2010	2010

Interest expense on ServerEngines debt to its founders	$410	$1,804
Interest expense on ServerEngines debt to notes payable to Emulex	192	1,039
Non-recurring charge recognized by Emulex on settlement of notes receivable from ServerEngines	353	—

Total adjustment to interest expense	$955	$2,843

G.	To record stock-based compensation expense related to stock options granted to ServerEngines employees for retention purposes assuming that compensation arrangements resulting from the acquisition were outstanding as of the beginning of the period presented.
H.	To adjust the tax provision to reflect the effect of the pro forma adjustments at the Company’s statutory rate of approximately 38.7%.

Note 4 Pro Forma Net Loss Per Share
The pro forma basic net loss per share is based on the number of Emulex shares used in computing basic net loss per share, adjusted for Emulex common stock issued as part of the purchase consideration, calculated as if the shares were outstanding since June 29, 2010. The pro forma diluted loss per share is based on the number of Emulex shares used in computing diluted net loss per share adjusted for the estimated common stock dilution of ServerEngines options assumed under the treasury stock method unless they are antidilutive.